EX-99(r)(3)

CODE OF ETHICS

Portfolio Advisors, LLC and its affiliates, whether or not under common control (collectively, (“PA” or “Portfolio Advisors”) has adopted this Code of Ethics ((the “Code”) which shall be distributed to each PA employee upon commencement of employment and to any Access Person. Pursuant to this Code, each employee, Access Person and member (collectively, “PA professionals”) shall:

Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, fellow employees, and fellow members.

Practice and encourage others to practice in a professional and ethical manner that will reflect credit on Portfolio Advisors.

Strive to maintain and improve their competence and the competence of others.

Use reasonable care and exercise independent professional judgment.

A. Persons and Accounts Covered by the Code

Employees

The Code applies to all of the Firm’s Employees, which for purposes of the Code include all of the Firm’s supervised persons. The Firm’s supervised persons consist of our directors, officers and partners (or other persons occupying a similar status or performing similarfunctions); our employees; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

a.         Access Persons

Certain provisions of the Code apply only to the Firm’s “access persons”.

Access Persons include all Employees.

b.         Accounts and Covered Securities

As defined below in the Definition Section of this Code of Ethics.

STANDARDS OF PROFESSIONAL CONDUCT

STANDARD I: FUNDAMENTAL RESPONSIBILITIES

PA professionals operate under the regulatory jurisdiction of the U.S. Securities and Exchange Commission, which subjects Portfolio Advisors and PA professionals to a variety of industry rules and regulations. All PA professionals recognize that these laws, rules and regulations exist to protect the interests of the investing public and therefore shall maintain strict compliance thereto.

Therefore, PA professionals shall:

A.       Maintain knowledge of and comply with all applicable laws, rules, and regulations of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the PA professionals’ professional activities.

B.       Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable Federal Securities Laws.

C.                 Not knowingly participate or assist in any violation of such laws, rules, or regulations.

STANDARD II: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PROFESSION

A. Professional Misconduct

1.         PA professionals shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

2.         PA professionals shall not engage in any conduct or commit any act that compromises the integrity of Portfolio Advisors.

STANDARD III: RELATIONSHIPS WITH AND RESPONSIBILITIES TO PORTFOLIO ADVISORS

A. Duty to Portfolio Advisors. PA professionals shall not undertake any independent practice that could result in compensation or other benefit in competition with Portfolio Advisors unless they obtain written consent from both Portfolio Advisors and the persons or entities for whom they undertake independent practice.

B. Disclosure of Conflicts to Portfolio Advisors. PA professionals shall:

1.    Disclose to Portfolio Advisors all matters, including beneficial ownership of securities or other investments that reasonably could be expected to interfere with their duty to Portfolio Advisors or their ability to make unbiased and objective recommendations.

2.    Comply with any prohibitions on activities imposed by Portfolio Advisors if a conflict of interest exists.

C. Disclosure of Additional Compensation Arrangements. PA professionals shall disclose to Portfolio Advisors in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by Portfolio Advisors.

D. Responsibilities of Supervisors. PA professionals with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or laws. In so doing, PA professionals are entitled to rely on reasonable procedures designed to detect and prevent such violations.

STANDARD IV: RELATIONSHIPS WITH AND RESPONSIBILITIES TO CLIENTS AND PROSPECTS

A. Investment Process.

A-1. Reasonable Basis and Representations. PA professionals shall:

a.              Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

b.              Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

c.               Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

d.              Maintain appropriate records to support the reasonableness of such recommendations or actions.

A-2. Research Reports. PA professionals shall:

a.         Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

b.         Distinguish between facts and opinions in research reports.

c.          Indicate the basic characteristics of the investment involved when preparing for public distribution a research report or recommendation that is not directly related to a specific client.

A-3. Independence and Objectivity. PA professionals shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

B. Interactions with Clients and Prospects.

B-1. Fiduciary Duties. In relationships with clients, PA professionals shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. PA professionals must act for the benefit of their clients and place their clients’ interests before their own.

B-2. Portfolio Investment Recommendations and Actions.

PA professionals shall:

a.              Make a reasonable inquiry into a client’s investment experience and investment objectives prior to making any investment recommendations, and shall update this information as necessary.

b.              Consider the appropriateness and suitability of investment recommendations or actions for each client. In determining appropriateness and suitability, PA professionals shall consider applicable relevant factors, including the needs and circumstances of the client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. PA professionals shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client’s investment experience and investment objectives.

c.               Distinguish between facts and opinions in the presentation of investment recommendations.

d.              Disclose to clients and prospects the basic format and general principles of the investment processes by which investments are selected and portfolios are constructed, and promptly disclose to clients and prospects any changes that might significantly affect those processes.

B-3. Fair Dealing. PA professionals shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations and taking investment action.

B-4. Priority of Transactions. Transactions for clients shall have priority over transactions in investments of which a PA professional is the beneficial owner so that such personal transactions do not operate adversely to their clients’ interests. If PA professionals make a recommendation regarding the purchase or sale of an investment, they shall not be permitted to act on their own behalf with respect to the investment without the prior approval of senior management of Portfolio Advisors. Senior management shall make a determination as to if and when it is appropriate for the PA professional to act on the investment, first giving clients adequate opportunity to act on the recommendation. For purposes of this Code, a PA professional is a “beneficial owner” if the PA professional has

a.         a direct or indirect pecuniary interest in the investment;

b.         the power to vote or direct the voting of the shares of the investments; or

c.          the power to dispose or direct the disposition of the investment.

B-5. Preservation of Confidentiality. PA professionals shall preserve the confidentiality of information communicated by clients, prospects, or Portfolio Advisors concerning matters within the scope of the client/PA professional, prospect/PA professional, or Portfolio Advisors/PA professional relationship unless the PA professional receives information concerning illegal activities on the part of the client, the prospect, or Portfolio Advisors.

B-6. Prohibition Against Misrepresentation. PA professionals shall not make any statements, orally or in writing, that misrepresent

a.         the services that they or Portfolio Advisors are capable of performing;

b.         their qualifications or the qualifications of Portfolio Advisors; or

c.          the PA professional’s academic or professional credentials.

PA professionals shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer’s obligations under the instrument.

B-7. Disclosure of Conflicts to Clients and Prospects. PA professionals shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the PA professional’s ability to make unbiased and objective recommendations.

B-8. Disclosure of Referral Fees. PA professionals shall disclose to clients and prospects any consideration or benefit received by the PA professional or Portfolio Advisors or delivered to others for the recommendation of any services to the client or prospect.

STANDARD V: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE INVESTING PUBLIC

Prohibition Against Use of Material Nonpublic Information. PA professionals who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If PA professionals receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates.

B. Performance Presentation

1.         PA professionals shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

2.         If PA professionals communicate firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, PA professionals shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.

STANDARD VI: PERSONAL SECURITIES TRANSACTIONS

All Access Persons are required to report, and the Chief Compliance Officer (“CCO”) or his designee will review, Access Persons personal securities transactions and holdings periodically as provided below. The CCO’ s reports will be reviewed by a Member of the Management Committee or their designee.

A. REPORTING REQUIREMENTS.

(1) Holdings reports. Each Access Person need to submit to the Chief Compliance Officer or his designee a report of the Access Person’s current securities holdings that meet the following requirements:

(i) Content of holdings reports. Each holdings report must contain, at a minimum:

(A) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

(B) The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(C) The date the Access Person submits the report.

(ii) Timing of holdings reports. Each Access Persons must each submit a holdings report:

(A) No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(B) At least once each 12-month period thereafter on a date selected by PA, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

(2) Transaction reports. The Code of Ethics require each Access Person to submit to the Chief Compliance Officer or his designee quarterly securities transactions reports that meet the following requirements:

(i) Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

(A) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C) The price of the security at which the transaction was effected;

(D) The name of the broker, dealer or bank with or through which the transaction was effected; and

(E) The date the Access Person submits the report.

(ii) Timing of transaction reports. Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

(iii) Duplicate Statements. All Access Persons are required to provide the Chief Compliance Officer with duplicate trade confirmations and account statements.

(3) Exceptions from reporting requirements. The Code of Ethics does not require an Access Person to submit:

(i) Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(ii) A transaction report with respect to transactions effected pursuant to an automatic investment plan;

(iii) A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Portfolio Advisors holds in its records so long as Portfolio Advisors receive the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

B.            Trading Restrictions

Pre-approval of certain investments. All Access Persons must obtain pre-approval from two members of the Management Committee and the CCO, in writing (email and/or approval in the PTCC system will be sufficient methods of approval), before transacting in or gaining direct or indirect beneficial ownership of a Reportable Security, including initial public offerings and limited offerings, for a personal account. The CCO needs to obtain written pre-approval from two members of the Management Committee before transacting in or gaining direct or indirect beneficial ownership of a Reportable Security(as defined below), including initial public offerings and limited offerings, for a personal account.

There is no guarantee that any Pre-Approval will be granted — even if the employee asserts that he or she is not in possession of material non-public information about the security (or the market for the company’s securities). Requests will be considered on a case by case basis. If the requested trade is permissible, Pre-Approvals are valid for the requested period of time, provided, however, that regardless of a valid Pre-Approval, an access person may not trade in such covered security if he or she gains any non-public information about the security during such period.

Restrictions on Certain investments. Access Persons will not be allowed to directly or indirectly acquire a beneficial ownership in any security of any company which is on the Portfolio Advisors Restricted List.

C.            Insider Trading and Material Non Public Information

Introduction. Federal securities laws prohibit the purchase or sale of securities by persons who are aware of material nonpublic information about a company, as well as the disclosure of material nonpublic information about a company to others who then trade in the company’s securities. These transactions are commonly known as “insider trading.” As the Firm is an investment advisor registered with the U.S. Securities and Exchange Commission, the Firm is required to take certain actions to ensure its employees comply with such laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission. The Firm’s Compliance Committee adopted this Insider Trading Policy, both to satisfy the Firm’s obligation to prevent insider trading and to help employees avoid the severe consequences associated with violations of the insider trading laws. This Insider Trading Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by the Firm. The Firm has worked hard over the years to establish a reputation for integrity and ethical conduct, and the Firm cannot afford to have that reputation damaged.

Specific Restrictions. Firm policy prohibits employees and associated persons from effecting securities transactions while in the possession of material, non-public information.(1) Employees are also prohibited from disclosing such information to others. This prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related products such as options or convertible securities. If employees receive inside information, they are prohibited from trading on that information, whether for the account of the Firm or any client, or their own account, any accounts in which they have a direct or indirect beneficial interest (including accounts for family members) or any other account over which they have control, discretionary authority or power of attorney.

The legal prohibition against insider trading includes the following: “If you are in possession of material non-public information about a company or the market for a company’s securities, you must either publicly disclose the information to the marketplace or refrain from trading.” It is not illegal to learn inside information. It is, however, illegal to trade on such information or to pass it on to others who have no legitimate business reason for receiving such information. Generally, public disclosure is not an option, and the effect is to require an individual to refrain from trading.

Generally, a person violates the insider trading prohibition when that person violates a duty owed either to the person on the other side of the transaction, or to a third party (such as a client or employer) by trading on or disclosing the information. The insider trading prohibition also applies to an issuer’s directors, officers and employees, investment bankers, underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with an issuer of securities.

(1)Information is generally considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy or sell a security. In addition, information that, when disclosed, is likely to have a direct effect on a security’s price should be treated as material. Examples include but are not limited to information concerning: impending tender offers; leveraged buy-outs; mergers; sales of subsidiaries; a change in dividend policy; the declaration of a stock split; an offering of additional securities; significant earnings changes; impending bankruptcy; the existence of liquidity problems; changes in management; the gain or loss of a significant customer or supplier; and other major corporate events.

Virtually anyone can become subject to the insider trading prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and improperly using it. This is known as misappropriation. If you receive material, non-public information as part of your legitimate business dealings on behalf of the Firm or its clients and you use that information to trade in securities, or if you transmit that information to another person for purposes of trading in securities (so-called “tipping”), you would likely be guilty of insider trading. Insider trading liability may also be derivative. A person who has obtained inside information (a so-called “tippee”) from a person who has breached a duty or has misappropriated information may also be held liable.

Employee Quarterly & Annual Reporting Requirements. Employees of the Firm are required to disclose their personal securities holdings on an annual basis and are also required to report any transactions in personal holdings of securities on a quarterly basis whether such securities are public or private.

Reporting Violations. Employees that are or become aware of any violations of the foregoing policy are required to promptly report such violations to the Firm’s Chief Compliance Officer.

Pre-Clearance Requirement.

Employees may not invest in any public or private security recommended by the Firm without the prior written approval of the Firm’s Chief Compliance Officer nor may employees trade in any way on any nonpublic information regarding the portfolio holdings of any fund monitored by the Firm.

Employees may not acquire any security in an IPO or private placement without the prior written approval of the Firm’s Chief Compliance Officer.

Employees may also not invest in any public organization that sponsors private equity funds and/or real estate funds (i.e. Blackstone, Fortress) which funds have previously been and/or in the future may be recommended by the Firm without the prior written approval of the Firm’s Chief Compliance Officer.

Additional Restrictions on Trading. in addition to the trading prohibitions set forth above employees are hereinafter expressly prohibited from executing the following trades (regardless of whether the “trade” is a purchase or a sale):(1)

1.              Trading in any public or private security “actively tracked”(2) in PRIVILEGe® (or known by such employee to be scheduled to be added to PRIVILEGe®) unless a Waiver is obtained in writing which includes both e-mail or via the firm’s online compliance portal (PTCC) from the Company’s Chief Compliance Officer;

2.              Trading in any public or private security that is held by a portfolio fund with respect to which an employee of Portfolio Advisors sits on the Advisory Board or holds a Board Observer seat. (PRIVILEGEe® identifies which securities are held by which portfolio fund(s)).(3) The list identifying the Advisory Board and Board Observer seats currently filled by Portfolio Advisors employees is currently located in Back Office under the Compliance Tab or in other locations as designated by the Company; unless a Waiver is obtained in writing which includes both e-mail or via the firm’s online compliance portal (PTCC) from the Company’s Chief Compliance Officer.

3.              Trading in any public or private security listed in Portfolio Advisors’ Restricted Securities List which is currently located in Back Office under the Compliance Tab or in other locations as designated by the Company.

4.              Portfolio Advisors may create a white list of securities that employees can trade without pre-clearance. The White List will be maintained by the Chief Compliance Officer.

Notice of Receipt of Insider Information. Any employee that receives material, non-public insider information with respect to a company, whether relating to a public or private company (such as possibly during the course of an Advisory Board meeting, an Annual Meeting, a General Partner update meeting or otherwise), and such company is not an underlying portfolio company of a fund with respect to which an employee of Portfolio Advisors sits on the Advisory Board or holds a Board Observer seat, is hereinafter required to promptly notify the Chief Compliance Officer of the receipt of such information. Upon the receipt of such notification, the Company’s Chief Compliance Officer shall promptly update the Company’s Restricted Securities List accordingly.

The restrictions (and requirements) herein regarding trades apply not only to actual securities, but also to all related products, including, but not limited to: options, derivatives and convertible securities.

(2)As PRIVILEGe® contains stale data on investments in public and private securities stemming from former Portfolio Advisors’ clients’ portfolios, the mere appearance of a security within PRIVILEGe® does not, in and of itself, preclude trading in such security. Trading is only restricted if Portfolio Advisors is actively tracking such security, meaning “information with respect to such security has been entered into PRIVILEGe® within the prior 6 months (or the data itself covers time within the prior 6 months).” If the data does not fall within the foregoing confines, then Portfolio Advisors is no longer “actively tracking” such security and would not have insider information with respect to such security.

Notice of Advisory Board Seats / Board Observer Seats. Employees are heinafter required to promptly notify a member of the firm’s legal team if they are added or removed as either an Advisory Board member or a Board Observer of any portfolio fund (or portfolio company). Upon the receipt of such notification, the firm shall promptly update the Company’s list of Advisory Board Seats accordingly.

Notice of Contractual Trading Restrictions. It is possible that Portfolio Advisors may enter into Confidentiality Agreements or other agreements that contractually prohibit Portfolio Advisors, as well as employees of Portfolio Advisors, from trading in certain securities. Employees are hereinafter required to promptly notify the Company’s Chief Compliance Officer via email to the extent that any such agreement is entered into. As long as a member of Portfolio Advisors’ Legal Team is involved with the negotiation and/or execution of the agreement giving rise to the trading restriction, the Legal Team shall take responsibility for notifying the Company’s Chief Compliance Officer of the restriction. If for any reason, however, the Legal Team is not involved (such as, for example, if an employee is required to sign a confidentiality agreement on site at an annual meeting, etc.) the person responsible for entering into such agreement is responsible for providing such notification. Upon the receipt of such notification, the Company’s Chief Compliance Officer shall promptly update the Company’s Restricted Securities List as appropriate.

Waiver Requests. In the event an employee would like to trade in a public or private security which is covered in item No. 1 above, the employee may request a waiver in order to consummate such a trade via the firm’s online compliance portal known as PTCC or by e-mail directed to the Company’s Chief Compliance Officer in form similar to that set forth both in Exhibit A (a “Waiver”). There is no guarantee that any such Waiver will be granted — even if the employee asserts that he or she is not in possession of material non-public information about the security (or the market for the company’s securities). Other requests will be considered on a case by case basis. Waivers are valid for 3 day, provided, however, that regardless of a valid Waiver, an employee may not trade in such security if he or she gains any non-public information about the security during such period.

Certain Exceptions. Notwithstanding the foregoing prohibitions (and the reporting requirements set forth in the “Employee Quarterly & Annual Reporting Requirements” Section of Portfolio Advisors’ Insider Trading Policy), no Employee is required to request a trading Waiver or submit any report with respect to securities held in a personal account over which the Employee has no direct or indirect influence or control (e.g., a blind trust). For purposes of clarity, in order to take advantage of this exception, the employee shall submit an original, signed letter addressed to the Company confirming that the employee previously provided the employee’s broker with written instructions that the broker may not take any trading instruction(s) from the employee or discuss any proposed trades with the employee. The employee must further confirm in such letter that the employee is not able to access the account and enter trades on his or her own.

Consequences. An employee’s failure to comply with the Firm’s Insider Trading Policy may subject the employee to Firm-imposed sanctions, including termination of employment for cause, whether or not the employee’s failure to comply results in a violation of law. In addition, the sanctions for violations of the Firm’s Insider Trading Policy may include investigations by the U.S. Securities and Exchange Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the insider information, civil penalties of up to $1 million, and incarceration. The Firm is committed to preventing insider trading and to punishing any employee who engages in this practice or who fails to comply with the steps designed to preserve the confidentiality of inside information. These procedures are a vital part of the Firm’s compliance efforts and must be adhered to.

Application. So long as you are an employee of the Firm, this Insider Trading Policy applies to you, family members who reside with you, and family members who do not live in your household but whose transactions in securities are directed by you or are subject to your control. As an employee, you are responsible for the transactions of these other persons and therefore you should make them aware of the need to confer with you before they trade in securities.

Firm Assistance. If you have a question about this Insider Trading Policy or its application to any proposed transaction you may obtain additional guidance from the Firm’s Chief Compliance Officer. Ultimately, however, the responsibility for adhering to this Insider Trading Policy and avoiding unlawful transactions rests with you.

EXHIBIT A

All Waiver requests shall be made in the following format:

REQUEST FOR WAIVER TO RESTRICTIONS ON TRADING

TEXT: “Pursuant to the Company’s Insider Trading Policy and Amendment No. 1 thereto which I have read and understand, I [insert employee name] hereby request permission to trade in [insert name of security and ticker symbol, if applicable]. While the foregoing security is actively tracked in PRIVILEGe®, I hereby confirm: (i) the foregoing security is not held by a portfolio fund with respect to which an employee of Portfolio Advisors sits on the Advisory Board or holds a Board Observer seat; (ii) the foregoing security is not on Portfolio Advisors’ Restricted Securities List; and (iii) I am not in possession of any non-public information about the security (or the market for the company’s securities). In making such request, I affirm my understanding that any failure by me to comply with the Company’s Insider Trading Policy including Amendment No. 1 thereto (and any misrepresentations in this Waiver request would constitute such a failure) would subject me to Company-imposed sanctions, including, but not limited to, termination.

D.            DEFINITIONS.

For the purposes of this Personal Securities Transactions Section

(1) Access Person means:

(i) All Employees of Portfolio Advisors, LLC or its affiliates or,

ii) Any other persons:

(A)       Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or

(B)       Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(2) Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(3) Beneficial ownership is interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of section 16 and the rules and regulations thereunder. Any report required by this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(4) Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

(5) Fund means an investment company registered under the Investment Company Act of 1940.

(6) Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

(7) Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to sections 504, 505, or 506 of Regulation D.

(8) Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

(9) Reportable Fund means:

(i) Any Fund for which Portfolio Advisors serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 or

(ii) Any Fund whose investment adviser or principal underwriter controls Portfolio Advisors, is controlled by Portfolio Advisor, or is under common control with Portfolio Advisor. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

(10) Reportable Security

(i) means a security as defined in section 202(a)(18) of the Investment Advisers Act of 1940, which includes but is not limited to

(A)       Debt and equity securities;

(B)       Options on securities, on indices, and on currencies;

(C)       All forms of limited partnership and limited liability company interests, including interests in private investment funds (private equity fund, hedge funds), and interests in investment clubs; and

(D)       Foreign unit trusts and foreign mutual funds.

(E)        ETFs.

(ii) A Reportable Security does not include:

(A)       Direct obligations of the Government of the United States (treasury securities);

(B)       Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(C)       Shares issued by money market funds;

(D)       Shares issued by open-end funds other than Reportable Funds;

(E)        Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

(F)         Interests in 529 college savings plans.

NON-COMPLIANCE OF CODE OF ETHICS

Portfolio Advisors has an “open door” policy with respect to questions concerning the applicability of this Code or any law, rule, regulation or policy. All PA Professionals may seek guidance from senior management on any issue which may be deemed to be a violation or improper, or which may have the appearance of impropriety.

All PA Professionals are required to report any violations of the Code of Ethics promptly to the Chief Compliance Officer.

Violations of this Code will be taken seriously. Any violation by a PA Professional may result in severe disciplinary action (including termination for cause) against the PA Professional. It shall be the responsibility of each PA Professional to report to Portfolio Advisors any violation of this Code by said PA Professional and any violation of this Code known or believed by said PA Professional to have taken place by another PA Professional. All such information will be kept confidential by Portfolio Advisors to the degree possible. Please refer to PA’s Whistleblower Policy for additional information with respect to Code violations.

ANNUAL EMPLOYEE CERTIFICATION

Portfolio Advisors, LLC is required to provide all Access Persons with a copy of this Code of Ethics and any amendments thereto and all Access Persons are required to provide Portfolio Advisors, LLC with a written acknowledgment of their receipt of the code and any amendments thereto.

Therefore, on an annual basis, each Access Person will be required to provide Portfolio Advisors with a written acknowledgment of their receipt of the Code of Ethics and confirm that he or she will act in a manner that is consistent with this Code and in the best interests of Portfolio Advisors and its clients.

3.                                 CODE OF ETHICS ACKNOWLEDGMENT

By my signature below, I attest that I have received, read and understand this Code of Ethics and agree to act in a manner that is consistent with this Code and in the best interests of Portfolio Advisors and its clients.

Print Name

Signature

Date

The firm will utilize this Acknowledgment or a similar form which may be amended from time to time. Similar electronic versions of this form and acknowledgments, as utilized in the PTCC system will be acceptable.